Exhibit 99.2

October 28, 2008

To: Shareholders, Employees and Friends

Hudson Highland Group 2008 Third Quarter Financial Results

Market Observations

Any discussion of the third quarter 2008 must start with the global economic environment. The world is grappling with two separate streams of concern: the financial crisis and the spreading global economic slowdown. The financial crisis originated in the sub-prime mortgage market but has spread to a credit crunch and finally a liquidity and capital crisis, and has mushroomed into a widespread panic and loss of confidence. The severity of these events has affected the confidence of business leaders around the world in terms of demand trends for their products and services.

The economic slowdown that has been evident in the U.S. for some months has spread in an accelerating fashion to many other countries. Many countries in Europe are facing contraction in the second half of 2008 or in 2009. The rate of growth is slowing across Asia, with the large developed economies of Australia, New Zealand, Singapore and Japan either contracting or facing extremely low growth rates, and the emerging markets facing slower growth.

What is the impact on Hudson? With fifty-five percent of our gross margin attributable to permanent recruitment, Hudson is heavily exposed to economic cycles in our major markets. In periods of contraction, employers frequently reduce their labor force rather than increase, which is negative for recruitment, and therefore negative for Hudson. Even without contraction, slow growth and uncertainty can negatively affect employment growth. Employers uncertain of the future will typically not increase their work force or even fill vacancies arising from attrition; and of course, attrition declines in periods of uncertainty. Moreover, employment growth historically has lagged the economic cycle for the same reason. In the early stages of recoveries, employers tend to be uncertain of the duration of the recovery and can be reluctant to increase permanent hiring. In our business, perception becomes reality.

Temporary contracting is somewhat different. Employers facing temporary labor demand requirements have an incentive to hire contractors since the employer has flexibility to reduce contractor levels at any time without the expense of severance. However, in a contracting economy, employers often eliminate all non-essential projects resulting in less contracting opportunities. As the recovery takes hold, employers tend to use contractors first due to the uncertainty of the durability of the recovery. In a downturn, essential projects will be continued; however, there is an incentive to reduce margins or to hire contractors directly.

The course of recessions/contractions is seldom smooth. In all recessions, there are sectors of the economy that tend to be more stable and even grow. Just like investors, staffing companies look for economic niches that offer greater opportunity despite the downturn. Moreover, markets enter and exit recessions at different times and at different rates.

We believe the U.S. economy will benefit from the unprecedented liquidity pumped into the financial system by the government in the forms of direct investment, lending and guaranty programs, and open market operations. In addition, we believe that declining fuel costs should alleviate some of the consumer stress, and that lower interest rates and declining commodity prices should also provide a stimulus far beyond the direct government stimulus programs. It is difficult for us or anyone to gauge the depth and longevity of the scars caused by the financial crisis. Some commentators think that the recovery will be stretched by a year. As a prudent business matter, we intend to plan for a longer rather than shorter period of lagging economic performance. A healthy U.S. economy will be critical for the global recovery.

We took action to reduce our expense base in the first quarter of 2008. We continued expense reduction actions through the third quarter. As you can see from the financial results reported for the third quarter, on a gross margin decline of $17.4 million in constant currency, SG&A declined $12.9 million in constant currency. We continue to have flexibility to reduce our expense base to reflect declining demand. While we discussed the spreading economic slowdown at this time last year, we continued to invest in prudent areas where we anticipate additional future growth. We opened offices in Dubai and Beijing, and we expect that these investments will be successful for the company in the future. We have also invested in additional headcount in certain fast growing Asian markets and made an acquisition in China in 2007, which has performed very well. Like many industries, the Asian economies are rapidly becoming more important in our industry and we believe we are strongly positioned in both the developed and the developing Asian markets.

We are often asked by investors, “how bad can it get?” Of course, we are living through a period without historic precedent. In our lifetimes, there has never been a systemic risk to the foundation of the global financial system. We can, though, point to the other two most recent serious recessions in the early 1990s and 2001-2003. In both cases, earnings for most of the industry fell to breakeven or loss. Obviously, it is not that simple - there are many differences between then and now. The industry is more mature, client perspectives are different, there is a shortage of highly qualified candidates and the world has advanced in terms of technology, communication and labor law liberalization. Still, breakeven or a loss could be a reasonable approximation of the impact of a severe downturn.

Our geographic diversification and our strong specialized position in many markets have cushioned the impact of the spreading economic slowdown. We have strong specialized positions in a number of markets in each of our regions. Despite the downturn, we will look for opportunities to enhance our leadership positions or to establish leadership positions when the opportunity presents itself.

Third Quarter Financial Review

Revenue in the third quarter of 2008 was 9.6 percent below the third quarter of 2007, while gross margin dollars decreased 11.3 percent. Adjusted EBITDA in the third quarter of 2008 was 2.2 percent of revenue, down from 3.5 percent in the third quarter of 2007. We managed expenses down globally to mitigate the impact of the top line shortfall. On a year-to-date basis, adjusted EBITDA totaled $23.6 million, or 2.7 percent of revenue, down $3.5 million from the prior year period.

Recent Events

Restructuring Program

During the remainder of 2008, the company expects to continue to streamline its operations in parallel with shifting market conditions. The company expects to have $8 - $12 million of restructuring charges for the full year, higher than the previous guidance range of $5 - $7 million, and including $2 - $6 million for the fourth quarter. During the first nine months of 2008, the company incurred $5.6 million of restructuring charges in conjunction with its 2008 program. Third quarter expenses were primarily related to severance and reorganization in Hudson Asia Pacific and Europe.

Share Repurchase Program

On February 4, 2008, the company announced that its board of directors authorized the repurchase of up to $15 million of the company’s common stock. The company intends to make purchases from time to time as market conditions warrant. During the third quarter, the company repurchased 53,500 shares at a total cost of approximately $0.5 million. Since the inception of the program, the company has repurchased 754,673 shares at a total cost of approximately $5.8 million.

Currency Impact during the Quarter

As the company noted previously, exchange rate movements during the quarter negatively impacted reported results when compared to the prevailing rates when third quarter guidance was established. The strengthening U.S. dollar lowered both revenue and expenses in international operations. The impact in the third quarter was a $7.2 million reduction in reported revenue and a $1.1 million reduction in reported adjusted EBITDA.

Regional Highlights

Hudson Americas

•

Hudson Americas revenue decreased 12 percent and gross margin dollars decreased 22 percent, while adjusted EBITDA increased 17 percent to $1.6 million, or 2.4 percent of revenue, in the third quarter, up $0.2 million from $1.4 million, or 1.8 percent in the prior year period.

•

Temporary contracting gross margin dollars decreased 18 percent compared with the prior year quarter, while permanent recruitment declined 38 percent. The decline in temporary contracting resulted from a 43 percent decline in IT and a 39 percent decline in Financial Solutions, partially offset by a 4 percent increase in Legal, all compared with the prior year period.

•

Temporary contracting gross margin percentage decreased to 23.3 percent in the third quarter, down from 25.6 percent in the prior year quarter. The margin decrease was the result of a shift in mix as declines in the higher margin businesses of IT and Financial Solutions were not offset by a modest increase in the lower margin Legal business.

Hudson Europe

•	Hudson Europe revenue decreased 14 percent, gross margin decreased 13 percent and adjusted EBITDA decreased 46 percent in the third quarter compared with the prior year quarter.

•	In constant currency, revenue declined 13 percent while gross margin dollars declined 15 percent and adjusted EBITDA declined 47 percent.

•

The decline in gross margin dollars for the quarter was due to mixed results in Europe, with a constant currency decline of 31 percent in the U.K., partially offset by 7 percent growth in continental Europe.

•

On a constant currency basis, temporary contracting gross margin dollars increased 19 percent in continental Europe and permanent recruitment increased 4 percent. In the U.K. in local currency, temporary contracting gross margin dollars declined 16 percent and permanent recruitment declined 36 percent.

•

Temporary contracting gross margin percentage in Europe increased to 20.6 percent in the third quarter from 20.0 percent in the third quarter of 2007. The margin increase was the result of a shift in mix as growth in the higher margin Balance business in the Netherlands more than offset declines in the lower margin U.K. business.

•	Hudson Europe adjusted EBITDA was $3.2 million, or 3.3 percent of revenue, in the third quarter, compared with $6.1 million, or 5.3 percent of revenue, in the prior year quarter.

Hudson Asia Pacific

•	Hudson Asia Pacific revenue decreased 4 percent, gross margin decreased 3 percent and adjusted EBITDA decreased 28 percent in the third quarter of 2008.

•	In constant currency, revenue and gross margin each decreased 7 percent and adjusted EBITDA decreased 26 percent.

•

In Australia/New Zealand in constant currency, revenue decreased 7 percent, gross margin decreased 9 percent and adjusted EBITDA decreased 25 percent. The gross margin decline was primarily driven by equivalent reductions in both permanent recruitment and temporary contracting fees.

•

In Asia in constant currency, revenue decreased 3 percent and gross margin decreased 1 percent. Growth in China and Japan was offset by declines in Singapore, while Hong Kong was virtually unchanged from the year ago period.

•	Temporary contracting gross margin percentage in Asia Pacific decreased to 17.6 percent in the third quarter from 18.3 percent in the third quarter of 2007.

•	Hudson Asia Pacific generated $7.2 million in adjusted EBITDA, or 6.8 percent of revenue in the third quarter, compared with $10.0 million, or 9.1 percent of revenue in the prior year quarter.

Corporate

•	Corporate expenses were $0.7 million lower than the prior year period due primarily to reduced compensation expense on lower bonus accruals, mostly offset by higher professional fees.

Guidance

The company currently expects fourth quarter 2008 revenue of $205 - $220 million at prevailing exchange rates and adjusted EBITDA of $2 - $5 million, excluding the impact of any restructuring, acquisitions or divestitures. This compares with revenue of $288.8 million and adjusted EBITDA of $13.1 million in the fourth quarter of 2007. Last year’s fourth quarter at current guidance exchange rates would have resulted in revenue of $236.9 million and adjusted EBITDA of $9.1 million.

Safe Harbor Statement

This letter contains statements that the company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this letter, including those under the caption “Guidance” and other statements regarding the company’s future financial condition, results of operations, business operations and business prospects, are forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “predict,” “believe” and similar words, expressions and variations of these words and expressions are intended to identify forward-looking statements. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors include, but are not limited to, the company’s history of negative cash flows and operating losses may continue; the ability of clients to terminate their relationship with the company at any time; the impact of global economic fluctuations on temporary contracting operations; risks and financial impact associated with acquisitions and dispositions of non-core businesses; the company’s heavy reliance on information systems and the impact of potentially losing or failing to develop technology; competition in the company’s markets and the company’s dependence on highly skilled professionals; fluctuations in the company’s operating results from quarter to quarter; risks relating to the company’s international operations, including foreign currency fluctuations; dependence on key management personnel; restrictions imposed by blocking arrangements; exposure to employment-related claims from both clients and employers and limits on insurance coverage related thereto; government regulations; any impairment to the carrying value of goodwill; restrictions on the company’s operating flexibility due to the terms of its credit facility; and the company’s ability to maintain effective internal control over financial reporting. Additional information concerning these and other factors is contained in the company’s filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date of this letter. The company assumes no obligation, and expressly disclaims any obligation, to review or confirm analysts’ expectations or estimates or to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Financial Tables Follow

HUDSON HIGHLAND GROUP, INC.

SEGMENT ANALYSIS

(in thousands)

(unaudited)

For the Three Months Ended September 30, 2008	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$66,485	$99,124	$105,816	$—	$271,425

Gross margin	$17,967	$50,520	$46,363	$—	$114,850

Adjusted EBITDA (1)	$1,586	$3,247	$7,179	$(6,004)	$6,008
Business reorganization expenses	136	788	2,007	—	2,931
Merger and integration (recoveries) expenses	(15)	24	—	1	10

EBITDA (1)	1,465	2,435	5,172	(6,005)	3,067
Depreciation and amortization	1,175	1,495	1,223	53	3,946

Operating income (loss)	$290	$940	$3,949	$(6,058)	$(879)

For the Three Months Ended September 30, 2007	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$75,667	$115,006	$109,678	$—	$300,351

Gross margin	$23,178	$58,393	$47,856	$—	$129,427

Adjusted EBITDA (1)	$1,355	$6,053	$9,990	$(6,749)	$10,649
Acquisition-related expenses	—	311	—	—	311
Business reorganization (recoveries) expenses	(63)	(2)	(12)	21	(56)
Merger and integration recoveries	(10)	—	—	(742)	(752)

EBITDA (1)	1,428	5,744	10,002	(6,028)	11,146
Depreciation and amortization	998	1,471	1,023	48	3,540

Operating income (loss)	$430	$4,273	$8,979	$(6,076)	$7,606

(1)	Non-GAAP earnings before interest, income taxes, special charges, other non-operating expense, and depreciation and amortization (“Adjusted EBITDA”) and non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA and EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA and EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

HUDSON HIGHLAND GROUP, INC.

SEGMENT ANALYSIS

(in thousands)

(unaudited)

For the Nine Months Ended September 30, 2008	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$221,254	$327,295	$324,304	$—	$872,853

Gross margin	$60,901	$173,537	$143,237	$—	$377,675

Adjusted EBITDA (1)	$4,544	$19,030	$21,121	$(21,145)	$23,550
Business reorganization expenses	1,826	1,393	2,102	—	5,321
Merger and integration expenses	—	38	—	—	38

EBITDA (1)	2,718	17,599	19,019	(21,145)	18,191
Depreciation and amortization	3,518	4,467	3,231	159	11,375

Operating (loss) income	$(800)	$13,132	$15,788	$(21,304)	$6,816

For the Nine Months Ended September 30, 2007	Hudson Americas	Hudson Europe	Hudson Asia Pacific	Corporate	Total
Revenue	$223,044	$352,823	$308,344	$—	$884,211

Gross margin	$66,461	$177,697	$132,303	$—	$376,461

Adjusted EBITDA (1)	$(1,321)	$23,240	$24,692	$(19,547)	$27,064
Acquisition-related expenses	3,551	911	—	—	4,462
Business reorganization expenses	659	2,438	19	1,522	4,638
Merger and integration recoveries	(52)	—	—	(742)	(794)

EBITDA (1)	(5,479)	19,891	24,673	(20,327)	18,758
Depreciation and amortization	3,285	4,668	2,900	229	11,082

Operating (loss) income	$(8,764)	$15,223	$21,773	$(20,556)	$7,676

(1)	Non-GAAP earnings before interest, income taxes, special charges, other non-operating expense, and depreciation and amortization (“Adjusted EBITDA”) and non-GAAP earnings before interest, income taxes, other non-operating expense, and depreciation and amortization (“EBITDA”) are presented to provide additional information about the company’s operations on a basis consistent with the measures which the company uses to manage its operations and evaluate its performance. Management also uses these measurements to evaluate capital needs and working capital requirements. Adjusted EBITDA and EBITDA should not be considered in isolation or as a substitute for operating income, cash flows from operating activities, and other income or cash flow statement data prepared in accordance with generally accepted accounting principles or as a measure of the company’s profitability or liquidity. Furthermore, adjusted EBITDA and EBITDA as presented above may not be comparable with similarly titled measures reported by other companies.

HUDSON HIGHLAND GROUP, INC.

RECONCILIATION FOR CONSTANT CURRENCY

(in thousands)

(unaudited)

The company defines the term “constant currency” to mean that financial data for a period are translated into U.S. dollars using the same foreign currency exchange rates that were used to translate financial data for the previously reported period. Changes in revenues, direct costs, gross margin and selling, general and administrative expenses include the effect of changes in foreign currency exchange rates. Variance analysis usually describes period-to-period variances that are calculated using constant currency as a percentage. The company’s management reviews and analyzes business results in constant currency and believes these results better represent the company’s underlying business trends.

The company believes that these calculations are a useful measure, indicating the actual change in operations. Earnings from subsidiaries are rarely repatriated to the United States, and there are no significant gains or losses on foreign currency transactions between subsidiaries. Therefore, changes in foreign currency exchange rates generally impact only reported earnings and not the company’s economic condition. The table below summarizes the impact of foreign exchange adjustments on our operating results for the three months ended September 30, 2008.

	2008			2007
	As Reported	Currency Translation	Constant Currency	As Reported
Revenue:
Hudson Americas	$66,485	$(4)	$66,481	$75,667
Hudson Europe	99,124	560	99,684	115,006
Hudson Asia Pacific	105,816	(3,482)	102,334	109,678

Total	271,425	(2,926)	268,499	300,351

Direct costs:
Hudson Americas	48,518	—	48,518	52,489
Hudson Europe	48,604	1,621	50,225	56,613
Hudson Asia Pacific	59,453	(1,761)	57,692	61,822

Total	156,575	(140)	156,435	170,924

Gross margin:
Hudson Americas	17,967	(4)	17,963	23,178
Hudson Europe	50,520	(1,061)	49,459	58,393
Hudson Asia Pacific	46,363	(1,721)	44,642	47,856

Total	$114,850	$(2,786)	$112,064	$129,427

Selling, general and administrative expenses (1)
Hudson Americas	$17,558	$(5)	$17,553	$22,821
Hudson Europe	48,767	(1,073)	47,694	54,122
Hudson Asia Pacific	40,406	(1,960)	38,446	38,889
Corporate	6,057	1	6,058	6,797

Total	$112,788	$(3,037)	$109,751	$122,629

(1)	Selling, general and administrative expenses include acquisition-related expenses and depreciation and amortization and exclude merger and integration expenses.